                                                                   Exhibit 10.18

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Loan Agreement") is made as of the 1st day of December, 2002, by and among DIRECT GENERAL CORPORATION, a Tennessee corporation whose address is 1281 Murfreesboro Road, Nashville, Tennessee 37217 (formerly known as Direct Corporation) ("DGC" or "Borrower"), DIRECT GENERAL FINANCIAL SERVICES INC., a Tennessee corporation whose address is 1281 Murfreesboro Road, Nashville, Tennessee 37217 ("DGFS"), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with offices at 165 Madison Avenue, Memphis, Tennessee 38103 ("FTBNA").

                                Recitals of Fact

         DGC owns all of the common stock of DGFS, licensed as a premium finance company under the provisions of Tennessee Premium Finance Company Act of 1980 (Title 56, Chapter 37 of Tennessee Code Annotated), of Direct Insurance Company, a Tennessee corporation, licensed as an insurance company under the laws of the State of Tennessee, and of the Agency Subsidiaries (hereinafter defined).

         DGC has requested that FTBNA commit to make a loan to it in the principal sum of Two Million Seven Hundred Thousand Dollars ($2,700,000.00). FTBNA has agreed to make such loan, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   Agreements

SECTION 1: DEFINITIONS AND ACCOUNTING TERMS

         1.1 CERTAIN DEFINED TERMS. For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

         "Affiliated Insurers" means, collectively, Affiliated Life Insurers and Affiliated P&C Insurers.

         "Affiliated Life Insurers" means Direct Life Insurance Company, a Georgia corporation, and any other life insurance company wholly owned, directly or indirectly, by DGC.

         "Affiliated P&C Insurers" means DIC, DGIC, Direct General Insurance Company of Mississippi, a Mississippi corporation, Direct General Insurance Company of Louisiana, a Louisiana corporation and any other property and casualty insurance company wholly owned, directly or indirectly, by DGC.

         "Agency Subsidiaries" means, collectively, Direct General Insurance Agency, Inc., a Tennessee corporation, Direct General Insurance Agency, Inc., an Arkansas corporation, Direct




                                       -1-
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General Insurance Agency, Inc., a Mississippi corporation, Direct General
Insurance Agency of Louisiana, Inc., a Louisiana corporation, Direct General Agency of Kentucky, Inc., a Kentucky corporation, Direct Adjusting Company, Inc., a Tennessee corporation, Direct Administration, Inc., a Tennessee corporation, Direct General Insurance Agency, Inc., a Texas corporation, and Direct General Consumer Products, Inc., a Tennessee corporation.

         "Allowable Investments" shall mean, as to Affiliated Insurers, (a) any investment in DGFS, another Affiliated Insurer, or in any Agency Subsidiary, subject to any required prior approval or consent of the applicable insurance regulatory authorities, (b) real estate owned and occupied by Affiliated Insurers or Related Persons, (c) investments in real estate owned by DGC, and
(d) any investments expressly permitted by the insurance department regulations and/or statutes of any state where any Affiliated Insurer is domiciled; provided, however, that, notwithstanding the foregoing, (i) investments in shares of stock of real estate companies (as permitted by clause (4)(B) of Section 56-3-402, Tennessee Code Annotated) shall not be Allowable Investments;
(ii) municipal or corporate debt or securities which are either not rated by Moody's Investors Service or Standard and Poor's Corporation or are rated less than Baa2 by Moody's or less than BBB by Standard and Poor's shall not be Allowable Investments; and (iii) nonliquid investments such as real estate and real estate-related entities shall not be Allowable Investments except as expressly permitted in clauses (b) and (c) of this paragraph.

         "Bank" mean FTBNA and any successor or assignee which at any time is a holder of the Note.

         "Business Day" means any day which is neither a Saturday or Sunday nor any holiday upon which a Bank located in Memphis, Tennessee, is authorized or permitted to be closed.

         "Commissioner" means, with respect to Tennessee, the Tennessee Commissioner of Commerce and Insurance, and with respect to any other state the administrative head of the department of such state charged with responsibility for regulation of insurance companies.

         "DGC Banks" means, collectively, the Bank together with Hibernia National Bank.

         "DGFS Banks" means, collectively, the Bank together with U.S. Bank National Association, Regions Bank, Carolina First Bank and Bank One, NA (main office - Chicago, Illinois.

         "DGFS Loan" means the loan indebtedness from time to time outstanding pursuant to the DGFS Loan Agreement, as the same may be amended, modified, extended and/or restated from time to time.

         "DGFS Loan Agreement" means that certain Eighth Amended and Restated Loan Agreement dated October 31, 2002, among DGFS, as Borrower, DGC and others, as guarantors, Bank, and the DGFS Banks, as the same may be amended, modified, extended and/or restated from time to time.

         "DGIC" means Direct General Insurance Company, a South Carolina corporation.

         "DIC" means Direct Insurance Company, a Tennessee corporation.



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         "Effective Date" shall mean the date set forth in the first paragraph of this Loan Agreement.

         "Event of Default" has the meaning assigned to that phrase in
Section 8.

         "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with the financial statements heretofore furnished to Bank.

         "Guarantor" shall mean DGFS.

         "Guaranty Agreement" shall mean the Guaranty Agreement executed by DGFS, dated as of the Effective Date, guaranteeing the payment of indebtednesses of DGC to the Bank not to exceed the Loan Amount, plus interest and costs of collection.

         "Installment Arrangement" means an agreement or arrangement (however evidenced) pursuant to which a Policyholder agrees to pay an Agency Subsidiary the premium cost on an insurance policy at a future date in one or more installments, together with a service charge.

         "Insurance Guaranty Fund" means the fund established under the statutes or laws of any state to provide for the payment of claims against insolvent insurance companies, including but not limited to the Tennessee Insurance Guaranty Association Act (Tennessee Code Annotated Section 56-12-101, et seq.).

         "Junior Facility" means that certain credit facility between DGFS, DGC, and ZC Specialty Insurance Company, as further described in the November 11, 2002 draft of the Junior Secured Credit Facility Term Sheet, which Borrower contemplates entering into subsequent to the date hereof.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a deed of trust, mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including but not limited to reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

         "Loan" means the indebtedness of DGC pursuant to the provisions of this Loan Agreement.

         "Loan Agreement" means this Loan Agreement among DGC, DGFS, and the
Bank.

         "Loan Amount" means Two Million Seven Hundred Thousand Dollars ($2,700,000.00).

         "Loan Documents" means this Loan Agreement, the Note, the Security Agreement, the Guaranty Agreement, the Pledge and Security Agreement and any other instrument or document now or hereafter evidencing or securing the Loan.

         "NAIC" means National Association of Insurance Commissioners.



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         "Note" means the promissory note executed by DGC to Bank which evidences the Loan, substantially in the form attached hereto as EXHIBIT "A," as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the indebtedness of DGC to Bank under this Loan Agreement, in whole or in part, and any renewals, modifications and extensions thereof, in whole or in part.

         "Permitted Encumbrances" shall mean and include:

                  (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

                  (b) workmen's, vendors', mechanics' and materialmen's liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby;

                  (c) liens in respect of pledges or deposits under social security laws, workmen's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

                  (d) the security interest in favor of the Bank, as agent, for the benefit of the DGFS Banks, securing the DGFS Loan;

                  (e) the security interest in favor of the Bank, as agent, for the benefit of the DGC Banks, securing the Prior DGC Loan and this Loan;

                  (f) those certain other liens and encumbrances as set out on EXHIBIT "B" hereto; and

                  (g) liens arising in connection with the Junior Facility.

         "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

         "Pledge and Security Agreement" means the Third Amended and Restated Pledge and Security Agreement dated as of October 31, 2002, as amended by a First Amendment to Third Amended and Restated Pledge and Security Agreement dated as of December 1, 2002, pursuant to which DGC has granted to FTBNA, as agent for the benefit of the DGC Banks a security interest in all of the stock in all Agency Subsidiaries and all Affiliated Insurers directly owned by DGC, as security for its obligations under, among other things, the Guaranty Agreement.

         "Policyholder" means an owner of an insurance policy the premiums on which are financed by DGFS under a Premium Finance Agreement or by an Agency Subsidiary under an Installment Arrangement.

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         "Premium Finance Agreement" means an agreement (however evidenced) by which a Policyholder agrees to pay DGFS the premium cost on an insurance policy at a future date in one or more installments, together with a finance charge.

         "Prior DGC Loan" means the loan indebtedness from time to time outstanding pursuant to the Prior DGC Loan Agreement, as the same may be amended, modified, extended and/or restated from time to time.

         "Prior DGC Loan Agreement" means that certain Third Amended and Restated Loan Agreement dated as of October 31, 2002, among DGC, as Borrower, DGFS, as guarantor, Bank, and the DGC Banks, as the same may be amended, modified, extended and/or restated from time to time.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "Receivable" means all accounts and accounts receivable of DGFS; all amounts owed to DGFS under any Premium Finance Agreement, any other agreement or any instrument evidencing indebtedness of any Policyholder to DGFS; all amounts owed to an Agency Subsidiary by any Policyholder pursuant to an Installment Arrangement and assigned by the Agency Subsidiary to DGFS; and the amount of any unearned premium at any time owed by an insurer or by an Insurance Guaranty Fund to a Policyholder (and assigned to DGFS) or owed to DGFS.

         "Reinsurer" means an insurance company which reinsures risks and policy liabilities of an Affiliated Insurer and to which the Affiliated Insurer cedes risk and policy liabilities under a contract of reinsurance.

         "Related Person" means DGC, DGFS, the Agency Subsidiaries, any Affiliated Insurer and any other Person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, DGC, DGFS, any Agency Subsidiary, or any Affiliated Insurer, or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the capital stock of DGC, DGFS, any Agency Subsidiary, or any Affiliated Insurer, or (c) five percent (5%) or more of the capital stock, partnership interest or other form of ownership interest of which is beneficially owned or held by DGC, DGFS, any Agency Subsidiary, or any Affiliated Insurer. For the purposes hereof, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or interests, by contract or otherwise.

         "Securities Purchase Agreement" means that certain Series A Convertible Preferred Securities Purchase Agreement among DGC, SSM Venture Partners, L.P., Noro-Mosely Partners II, L.P., and David F. Bellet dated December 2, 1994.

         "Security Agreement" means the Third Amended and Restated Security Agreement dated as of October 31, 2002, as amended by that First Amendment to Third Amended and Restated Security Agreement dated as of December 1, 2002, pursuant to which DGFS has assigned and pledged Receivables and other contractual rights to the Bank as security for, among other things, the Loan.

         "Statutory Accounting Basis" means a basis of accounting or financial reporting which is prescribed or permitted by the state of domicile of the reporting entity and is in accordance with the NAIC Accounting Practices and Procedures Manual in effect for the period covered by the financial report or statement.

         "Subordinated Debt" means any indebtedness owed by DGC or DGFS to any Person which indebtedness has, by formal, binding agreement, in form and substance satisfactory to the Bank, been deferred and subordinated in priority of payment to the indebtedness and obligations of DGC and DGFS to the Bank, which shall specifically include the Junior Facility and any classes of preferred DGC stock which now or in the future could be classified as debt.

         "Tangible Net Worth" means the excess of the book value of the assets of DGC or DGFS, as applicable, over its liabilities calculated in accordance with GAAP, provided, however, that in performing such calculation there shall be
(a) excluded from the assets of DGC or DGFS, as applicable, (i) start-up costs, goodwill and covenants not to compete, and (ii) receivables from employees or Related Persons other than unearned premiums due or claims receivable from Affiliated Insurers and Agency Subsidiaries in the ordinary course of business, and (b) included, as equity of DGC and DGFS (and excluded from liabilities), any Subordinated Debt.

         1.2 DEFINED TERMS RELATING TO FINANCIAL STANDARDS PERTAINING TO AFFILIATED INSURERS. For purposes of Section 8 hereof, the following terms shall have the following meanings, construed on the Statutory Accounting Basis:

         "Affiliated Insurer Liquid Assets" means cash, plus cash equivalents, plus Allowable Investments (but excluding from Allowable Investments investments by any Affiliated Insurer in DGC, DGFS or any Related Person, real estate owned by Affiliated Insurers or upon which an Affiliated Insurer holds a mortgage, and investments permitted by subparagraph (16) of Section 56-3-402 of Tennessee Code Annotated, as in effect from time to time), plus amounts due Affiliated Insurers from DGFS, plus amounts due from Reinsurers, plus any amounts paid as Federal income tax which are receivable or recoverable, minus amounts due to Reinsurers.

         "Available Dividend" means, with respect to any Affiliated Insurer for any consecutive four (4) fiscal quarters, the aggregate maximum amount of dividends that is or would be permitted by the insurance regulatory authority of its jurisdiction of domicile, under applicable requirements of law (without the necessity of any consent, approval or other action of such insurance regulatory authority involving the granting of permission or the exercise of discretion by such insurance regulatory authority), to be paid by such Affiliated Insurer to DGC in respect of such four (4) quarter period as if such period were a fiscal year (whether or not such dividends are actually declared or paid).

         "Capital Adequacy Ratio" means the ratio (on a rolling twelve (12) month basis) of net written premiums to policyholder surplus.

         "DGC Liquid Assets" means, on an unconsolidated basis, the sum of (a) Affiliated Insurer Liquid Assets (as defined in Section 1.2), plus (b) cash of DGC and DGFS, plus cash equivalents of DGC and DGFS, plus municipal or corporate debt securities of DGC and DGFS rated Baa2 or better by Moody's Investors Service or BBB or better by Standard and Poor's Corporation, plus U.S. Treasury and U.S. Government Agency obligations of DGC and DGFS, plus any other investments requested by DGC and approved by the Bank, all marked to market unless determined under GAAP to be held to maturity, and on a consolidating basis for all such companies.

         "Liquidity Ratio" means the ratio of (a) Affiliated Insurers Liquid Assets minus aggregate loss reserves of all Affiliated Insurers, plus DGC Liquid Assets, to (b) aggregate unearned premiums of all Affiliated Insurers.

         "NAIC Risk Based Capital" means the results of the formula and methodology adopted by NAIC, as amended from time to time, for measuring capital adequacy after considering the risk of particular assets and lines of business.

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein with respect to Affiliated Insurers or with respect to the business of insurance shall be construed on a Statutory Accounting Basis (unless otherwise herein specified). All other accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION 2: TERMS OF THE LOAN

         2.1 THE NOTE. The Loan shall be evidenced by the Note, and shall bear interest and shall be due and payable as therein set out.

         2.2 FEES AND CHARGES. (a) On the Effective Date, DGC agrees to pay to the Bank a loan fee equal to Thirty-Six Thousand Seven Hundred Fifty Dollars ($36,750.00). On June 30, 2003, and on the last day of each September, December, March and June thereafter, DGC agrees to pay in advance to the Bank an extension fee equal to two percent (2.0%) of the then outstanding Loan amount. DGC and DGFS agree that the extension fee is fair and reasonable considering the condition of the money market, the creditworthiness of DGC, the interest rate to be paid, and the nature of the security for the Loan.

         (b) In the event that DGC and Bank shall hereafter mutually agree to extend the term of the Loan, they may also agree at that time as to additional fees to be paid to the Bank, but not to exceed the maximum permitted by applicable law.

         2.3 PREPAYMENTS OR TERMINATION OF THE LOAN. Subject to the terms and conditions hereof and of the Note, DGC may at any time, at its option, prepay the Loan without any prepayment premium, provided that the Loan and all interest thereon (and any other indebtedness which may then be outstanding and which is secured by the collateral which secures the Loan) shall have been paid in full, Bank shall thereupon at DGC's request release its security interest under the Security Agreement and the Pledge Agreement (though not under any other security agreement or instrument held by the Bank to secure any other loan indebtedness, including, but not limited to, the DGFS Loan).

         2.4 PAYMENT. All payments (including prepayments) to be made by DGC on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Bank at the Bank's office located at 165 Madison Avenue, Memphis, Tennessee 38103, in lawful money of the United States of America and in immediately available funds.

SECTION 3: PLACE AND TIME OF PAYMENT, ETC.

         3.1 [INTENTIONALLY OMITTED.]

         3.2 PLACE OF PAYMENTS. All payments of principal and interest on the Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed in Section 9.2 of this Agreement in immediately available funds.

         3.3 TIME OF PAYMENTS. All payments of principal, interest or fees shall be made so as to be received by Bank not later than 10:30 A.M. central time (standard or daylight savings, as applicable) on the date such payment is due.

         3.4 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment of principal, interest or fees to be made on the indebtednesses evidenced by the Note shall fall due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

SECTION 4: CONDITIONS OF LENDING

         4.1 CONDITIONS PRECEDENT TO CLOSING AND FUNDING THE LOAN. The obligations of the Bank to fund the Loan Amount from and after the Effective Date are subject to the condition precedent that the Bank shall have received, on or before the Effective Date, or such later date acceptable to the Bank in its sole discretion, all of the following in form and substance satisfactory to the Bank:

                  (a) This Loan Agreement.

                  (b) The Note.

                  (c) The Security Agreement, together with such financing statements or amendments thereto as Bank may require to perfect its security interest therein.

                  (d) The Guaranty Agreement, unconditionally guaranteeing the indebtedness of DGC.

                  (e) The Pledge and Security Agreement.

                  (f) Certified corporate resolutions of DGC and DGFS.

                  (g) [Reserved]

                  (h) Current financial statements of DGC and DGFS in form satisfactory to the Bank.

                  (i) UCC lien searches from such recording offices as Bank shall specify, evidencing the priority of the Bank's lien under the Security Agreement over any other liens or encumbrances.

                  (j) A notification of assignment of interest in unearned premium, in form satisfactory to the Bank, signed by each insurer issuing policies, the premiums of which are financed under Premium Finance Agreements or Installment Arrangements and evidence of the delivery of such notice to the insurance guaranty funds of the states in which such insurers are doing business, if required in order to perfect a security interest in amounts payable from the insurance guaranty fund of said state.

                  (k) Such other information and documentation as the Bank shall deem to be necessary or desirable in connection with the funding of the Loan.

SECTION 5: REPRESENTATIONS AND WARRANTIES

         DGC and DGFS jointly and severally represent and warrant that:

         5.1 INCORPORATION. Each of DGC, DGFS, the Agency Subsidiaries and the Affiliated Insurers is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; each has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

         5.2 POWER AND AUTHORITY. The execution, delivery and performance of the Loan Agreement, the Note and the Pledge and Security Agreement, by DGC, of the Guaranty Agreement and of the Security Agreement by DGFS have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Charter or Certificate of Incorporation or Bylaws of DGC or DGFS, any provision of any indenture, agreement or other instrument to which DGC or DGFS is a party, or by which DGC's and DGFS's respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of DGC or DGFS, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

         5.3 FINANCIAL CONDITION. (a) Copies of the following financial statements have been furnished to the Bank: (i) DIC audited (Statutory Basis) financial statements for the year ended December 31, 2001; (ii) DGC audited (GAAP Basis) consolidated financial statements for the year ended December 31, 2001; (iii) DGFS preliminary unaudited (GAAP Basis) balance sheet and income statement for the period ended June 30, 2002; and (iv) DGC preliminary unaudited (GAAP Basis) consolidated financial statements for the period ended June 30, 2002.

         (b) There has been no material adverse change in the business, properties or condition, financial or otherwise, of DGC, DGFS, or any Affiliated Insurer since June 30, 2002.

         5.4 TITLE TO ASSETS. Except as disclosed in EXHIBIT "C," DGC, DGFS, each Affiliated Insurer and each Agency Subsidiary has good and marketable title to all properties and assets as reflected in the balance sheets of the financial statements referred to in Section 5.3. None of the Receivables is evidenced by a Negotiable Instrument (as defined in the Uniform Commercial Code in effect in the state of Tennessee); and the Bank has valid, perfected security interests in the collateral described in the Security Agreement and the Security and Pledge Agreement, which are subject in priority only to the liens in favor of the Bank, as agent, securing the DGFS Loan.

         5.5 LITIGATION. Except as disclosed in EXHIBIT "C," there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of DGC or DGFS threatened against or affecting DGC, DGFS, any Affiliated Insurer or any Agency Subsidiary (other than those provided for, if any, in financial statements referred to in Section 5.3), not otherwise covered by insurance which would otherwise materially affect the financial condition of DGFS, DGC or any Affiliated Insurer.

         5.6 TAXES. Except as disclosed on EXHIBIT "C," each of DGC, DGFS, the Agency Subsidiaries and Affiliated Insurers has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except (i) as otherwise permitted by the provisions hereof, or (ii) those taxes or assessments the nonpayment of which would not have a material adverse effect on the financial condition of Borrower, DGC or any Affiliated Insurer; provided that, in either case, such amount shall not exceed the aggregate amount of Two Hundred Thousand Dollars ($200,000.00).

         5.7 CONTRACTS OR RESTRICTIONS. None of DGC, DGFS, any Agency Subsidiary, or any Affiliated Insurer is a party to any agreement or instrument or subject to any charter or other corporate restrictions materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

         5.8 NO DEFAULT. None of DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default if not cured would materially and substantially affect the financial condition, property or operations of any such Person. As of the Effective Date, except as discussed in EXHIBIT "C," none of DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in the Loan Agreement.

         5.9 PATENTS AND TRADEMARKS. Each of DGC, DGFS, the Agency Subsidiaries and Affiliated Insurers possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its business.

         5.10 ERISA. Each of DGC, DGFS, the Agency Subsidiaries and Affiliated Insurers is in material compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and all other laws, state or federal, applicable to any employees' retirement plan maintained or established by it.

         5.11 SUBSIDIARIES. Neither Borrower, any Agency Subsidiary nor any Affiliated Insurer owns all or a substantial part of the stock (or other ownership interest) in any corporation (or other form of business organization), except for that of another Agency Subsidiary or Affiliated Insurer. DGC owns, directly or indirectly, all of the outstanding stock in the Affiliated Insurers,

DGFS (exclusive of DGIC's preferred stock in DGFS) and the Agency Subsidiaries. DGC does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other forms of business organization), except for Direct Insurance Agency Midwest, Inc., a Minnesota corporation.

         5.12 FORM OF PREMIUM FINANCE AGREEMENT. The forms of Premium Finance Agreement furnished to the Bank by DGFS, are the forms which are used for all presently outstanding Premium Finance Agreements, and such forms are the same forms attached as Exhibits "G-1," "G-2" and "G-3" to the DGFS Loan Agreement executed in connection with the DGFS Loan and such forms have not been revised or amended since the date of such DGFS Loan Agreement except for non-substantive formatting changes. As of the date hereof, there are no Installment Arrangements in use by Borrower or any Agency Subsidiary.

SECTION 6: AFFIRMATIVE COVENANTS

         DGC and DGFS covenant and agree that from the Effective Date and until payment in full of the principal of and interest on indebtednesses evidenced by the Note, unless the Bank shall otherwise consent in writing, DGC and DGFS will:

         6.1 BUSINESS AND EXISTENCE. Perform all things necessary to preserve and keep in full force and effect each of DGC's, DGFS's, each Agency Subsidiary's and each Affiliated Insurer's existence, rights, licenses and franchises, comply in all material respects with all laws applicable to each such Person (including, but not limited to, licensing laws of the states in which they conduct business), and continue to conduct and operate their respective businesses substantially as conducted and operated during the present and preceding calendar years, except as allowed by Section 7.7 hereof.

         6.2 MAINTAIN PROPERTY. Maintain, preserve, and protect all leases, franchises, and trade names and preserve all the remainder of the properties used or useful in the conduct of the business of DGC, DGFS, the Agency Subsidiaries and Affiliated Insurers substantially as conducted and operated during the present and preceding fiscal year (subject to normal wear and tear), so that the business carried on in connection therewith may be properly conducted at all times.

         6.3 OBLIGATIONS, TAXES, LIENS AND INSURANCE. Pay and cause each Agency Subsidiary and Affiliated Insurer to pay, all of their respective indebtednesses and obligations promptly in accordance with normal terms and practices of their businesses; maintain such insurance coverage as is customary for similar businesses; and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon them or upon any of their income and profits, or upon any of their properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that no such Person shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

         6.4 FINANCIAL REPORTS AND OTHER DATA. Furnish or cause to be furnished to the Bank as soon as available and in any event:

                  (a) Within one hundred fifty (150) days after the end of each fiscal year of DGC an unqualified audit of DGC and its subsidiaries on a consolidated and consolidating basis, as of the close of such fiscal year, including a balance sheet and statement of income and surplus, with notes thereon, together with the unqualified audit report and opinion of an independent Certified Public Accountant acceptable to the Bank, showing the financial condition of DGC and its subsidiaries at the close of such year and the results of operations during such year, such financial statements to be prepared in accordance with GAAP;

                  (b) Within sixty-five (65) days after the end of each fiscal year of each Affiliated Insurer unaudited financial statements prepared on a Statutory Accounting Basis in the form required to be filed with the Commissioner;

                  (c) Within ninety (90) days after the end of each fiscal year of DGC unaudited, consolidated and consolidating financial statements of DGC;

                  (d) Within one hundred fifty (150) days after the end of each fiscal year of each Affiliated Insurer, an audit of such Affiliated Insurer and its subsidiaries, as prescribed by its state of domicile, as of the close of such fiscal year, together with the audit report and opinion of said independent Certified Public Accountant, showing the financial condition of such Affiliated Insurer and its subsidiaries at the close of such year and the results of operations during such year, such financial statements to be prepared on the Statutory Accounting Basis and to contain no qualifications which are unacceptable to the Bank;

                  (e) Within forty-five (45) days after the end of each fiscal quarter, financial statements of DGC, such financial statements to include an income statement and balance sheet, certified as accurate by an officer of DGC; and

                  (f) Within forty-five (45) days after the end of each fiscal quarter, quarterly financial statements for each Affiliated Insurer prepared on a Statutory Accounting Basis, in the form required to be filed with the Commissioner.

         6.5 NOTICE OF DEFAULT. At the time of DGC's or DGFS's first knowledge or notice, promptly furnish Bank with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement.

         6.6 FURTHER ASSURANCES. Furnish such other information regarding the operations, business affairs and financial condition of DGC, DGFS, each Agency Subsidiary and each Affiliated Insurer, and execute and/or deliver all such other instruments and documents as the Bank may reasonably request, including, but not limited to, originals of premium finance contracts and any other instrument or document at any time evidencing or governing any indebtedness of a Policyholder to DGFS, true and exact copies of its books of account and tax returns, and all information furnished to any governmental authority, and permit the copying of the same.

         6.7 RIGHT OF INSPECTION; FIELD AUDIT. Permit any person designated by the Bank, at the Bank's expense, to visit and inspect any of the properties, books and financial reports of DGC, DGFS, the Agency Subsidiaries and Affiliated Insurers, and to discuss their affairs, finances and accounts with their principal officers, at all such reasonable times and as often as such Bank may reasonably request. The parties recognize and acknowledge that the Bank intends to engage the services of an independent audit firm to audit the Receivables, procedures and systems of DGC at an anticipated frequency of once per year.

         6.8 NOTICE OF ADVERSE CHANGE IN ASSETS. At the time of DGC's or DGFS's first knowledge or notice, immediately notify Bank of any information that may adversely affect in any material manner the assets or business operations of DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer, including, but not limited to, any change of a state insurance law or regulation or the application thereof by the Commissioner, and administrative or judicial proceedings initiated or threatened against DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer by any governmental agency or instrumentality.

         6.9 CHANGES IN MATTERS DISCLOSED. At the time of DGC's or DGFS's first knowledge or notice, immediately notify Bank of any material adverse developments or changes in any of the matters referred to in Sections 5.4, 5.5,
5.6 and 5.8 hereof.

         6.10 COMPLIANCE CERTIFICATE. Furnish to the Bank concurrently with the furnishing of each financial statement or report required hereunder by DGC, a Compliance Certificate substantially in the form of EXHIBIT "D" attached hereto, together with all supporting documentation.

         6.11 MINIMUM CONSOLIDATED NET INCOME. Maintain, beginning December 31, 2002, as to DGC on a consolidated basis, on a rolling four (4) quarter basis, as of the end of each fiscal quarter net income after taxes (GAAP basis) of at least Ten Million Dollars ($10,000,000.00).

         6.12 LOAN AMOUNT TO NET WORTH. Maintain as to DGC at all times beginning on the Effective Date a ratio of (i) the sum of the total disbursed and unpaid principal balances of the Loan, the Prior DGC Loan, the DGFS Loan and Junior Facility outstanding from time to time, to (ii) Tangible Net Worth (as defined in Section 1), of less than 3.0 to 1.0, declining to 2.25 to 1.0 upon the closing of the Junior Facility or completion of an initial public offering by DGC of not less than Fifty Million Dollars ($50,000,000.00).

         6.13 TANGIBLE NET WORTH. Maintain at all times beginning on the Effective Date a Tangible Net Worth (as defined in Section 1) of not less than
(a) as to DGFS, Six Million Five Hundred Thousand Dollars ($6,500,000.00); and
(b) as to DGC, Forty-Four Million Dollars ($44,000,000.00), and provided further that, with respect to DGC only, such Tangible Net Worth calculation shall be (x) decreased by (i) 100% of the goodwill purchase price associated with DGC's contemplated purchase of Cash Register, Inc. and (ii) 100% of the amount of any treasury stock purchase of DGC common stock currently held by Mutual Service Casualty Insurance Company, and (y) (i) commencing in DGC's fiscal fourth quarter, increased by 25% of all future net income after taxes, measured at the end of each fiscal quarter, and (ii) increased by 50% of the amount of any equity proceeds realized from any equity placement or offering.

         6.14 RATIO OF ELIGIBLE RECEIVABLES TO DEBT. Maintain at all times after the Effective Date a ratio of (a) Eligible Receivables, to (b) the aggregate unpaid principal balances of the DGFS Loan plus DGFS's net indebtedness to insurers related to premiums financed on behalf of insureds plus the aggregate unpaid principal balance of the Junior Facility that has been advanced to DGFS, of not less than 1.05 to 1.0. For purposes hereof, "Eligible Receivables" shall have the meaning ascribed thereto in the DGFS Loan Agreement.

         6.15 RATIO OF UNEARNED PREMIUMS TO LOAN AMOUNT. Maintain at all times after the Effective Date a ratio of (a) unearned premiums assigned to DGFS as collateral for Policyholder obligations under Premium Finance Agreements and Installment Arrangements, and pledged by DGFS to FTBNA, as agent, as collateral for the DGFS Loan, plus receivables from insurers qualifying under clause (b) of the definition of Eligible Receivables, to (b) the aggregate outstanding Loan amount, of not less than 1.1 to 1.0, provided that the amount of unearned premiums shall be decreased by the amount of any monthly premium settlements which are greater than 30 days past due from DGFS to any Affiliated Insurer. For purposes hereof, "Eligible Receivables" shall have the meaning ascribed thereto in the DGFS Loan Agreement.

         6.16 DEBT SERVICE COVERAGE RATIO. Maintain as to DGC as of the end of each fiscal quarter, beginning December 31, 2002, a ratio (the "Debt Service Coverage Ratio") of (a) net income plus interest plus taxes plus depreciation plus amortization (herein "EBITDA") of DGC on a consolidated basis for such quarter and the three (3) preceding fiscal quarters to (b) Debt Service (hereinafter defined) during the same period of four (4) fiscal quarters, of not less than 1.50 to 1.0. For purposes hereof, "Debt Service" shall mean the sum of
(v) all scheduled principal payments plus paid interest plus accrued interest as to the Loan, (w) all scheduled principal payments plus paid interest plus accrued interest as to the Prior DGC Loan, (x) all interest and borrowing costs incurred in connection with the Junior Facility, (y) preferred stock dividends and (z) the amount of principal payment requirements on the DGFS Loan.

         6.17 NOTIFICATION OF PREMIUM FINANCE. Promptly upon the extension of credit under a Premium Finance Agreement or Installment Arrangement, send to the insurer issuing the policy the premiums on which are being financed, a copy of the specific Premium Finance Agreement or Installment Arrangement, as applicable, or otherwise notify said insurer of the assignment by the insured to DGFS of the rights to unearned premiums.

         6.18 MINIMUM CAPITAL SURPLUS OF AFFILIATED INSURERS. Maintain as to DGC at all times hereafter, commencing December 31, 2002, a minimum capital surplus (including surplus notes) of all Affiliated Insurers on a combined GAAP basis of not less than Forty-Five Million Dollars ($45,000,000.00), increased by the amount of any capital surplus realized from DGFS's and/or DGC's closing of the Junior Facility.

SECTION 7: NEGATIVE COVENANTS

         Each of DGC, DGFS and the Agency Subsidiaries covenants and agrees that at all times from and after the Effective Date, unless the Bank shall otherwise consent in writing, it will not, either directly or indirectly:

         7.1 INDEBTEDNESS. Incur, create, assume or permit to exist against DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer any indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations, except:

                  (a) Indebtedness of DGC to the Bank pursuant to this Loan Agreement;

                  (b) Trade accounts payable, taxes payable, accrued employees' bonuses and withheld amounts, accrued liabilities with respect to contributions to pension plans and other similar short-term obligations incurred by DGC, DGFS, the Agency Subsidiaries or any Affiliated Insurer in the normal course of operating its business (and not for borrowed money), provided that the amount of such obligations shall not be unduly large, in the reasonable judgment of the Bank, considering the size and nature of its business, and provided that it shall not be in default with respect to any of such obligations;

                  (c) Indebtedness of DGFS to the DGFS Banks pursuant to the DGFS Loan;

                  (d) Indebtedness of DGC to the DGC Banks pursuant to the Prior DGC Loan;

                  (e) Leases of offices, furniture and equipment in the ordinary course of business; and

                  (f) Indebtedness of DGFS and/or DGC pursuant to the Junior Facility;

provided, however, the Agency Subsidiaries may incur indebtedness owed to one or more institutional lenders for the purpose of funding short-term working capital needs not to exceed in the aggregate Two Million Dollars ($2,000,000.00).

         7.2 MORTGAGES, LIENS, ETC. Create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the assets of DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer, now or hereafter owned, except for:

                  (a) Liens securing payment of the Note;

                  (b) Liens securing the Prior DGC Loan;

                  (c) Liens securing the DGFS Loan;

                  (d) Junior, subordinated Liens securing payment of the Junior Facility; and

                  (e) Permitted Encumbrances.

         7.3 GUARANTEES. Guarantee or otherwise in any way become or be responsible for, or permit any Affiliated Insurer to guarantee or otherwise in any way become or be responsible for, the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person, for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, without the prior written consent of the Bank, except for the endorsement of negotiable instruments by DGC, DGFS, the Agency Subsidiaries or Affiliated Insurers in the ordinary course of business for collection, except for the obligation of DGFS pursuant to the Guaranty Agreement, except for the liability (whether direct or contingent) of DGC, DGFS and the Agency Subsidiaries for the DGFS Loan, except for the liability (whether direct or contingent) of DGC, DGFS and the Agency Subsidiaries for the Prior DGC Loan, except for the guaranty by DGC of indebtedness of the Agency Subsidiaries permitted under Section 7.1 hereof and except for the guaranty by DGC of any obligation of any Agency Subsidiaries or Affiliated Insurers, and except for any guaranty given in connection with the Junior Facility, provided such obligation is not prohibited by this Loan Agreement and does not cause DGC to be in default under any other provision of this Loan Agreement.

         7.4 SALE OF ASSETS. Sell, lease, transfer or dispose of all or a substantial part of its assets, or permit any Affiliated Insurer to sell, lease, transfer or dispose of all or a substantial part of its assets, except for sales in the ordinary course of business and sales or leases of real estate, computers or other fixed assets.

         7.5 LOANS AND INVESTMENTS. Make, or permit Affiliated Insurer to make any loans to or investments in, or purchase any stock, other securities or evidence of indebtedness of any Person, except for (a) the ownership by DGC, directly or indirectly, of all of the stock in DGFS, the Affiliated Insurers and the Agency Subsidiaries, (b) the investment by DGFS or any of the Agency Subsidiaries in DGFS or any of the Agency Subsidiaries, (c) the purchase of insurance agencies or insurance companies at an aggregate price (excluding capital and surplus) (for the Affiliated Insurers, the Agency Subsidiaries and DGC, taken as a whole) not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00), (d) as to Affiliated Insurers, Allowable Investments, and (e) as may occur in connection with the Junior Facility.

         7.6 SALE OF RECEIVABLES. Sell, discount or otherwise dispose of any of its Receivables or any promissory note or obligation held by it, with or without recourse, except for (a) an Agency Subsidiary's assignment sale of Receivables to DGFS, and (b) provided that the Bank shall have consented in writing, such consent not to be unreasonably withheld, DGFS's sale from time to time to Affiliated Insurers of Receivables which are identified in a written notice given to Bank at least thirty (30) days prior to such sale, for cash at a price equal to the full face amount of such Receivables, with the entire cash purchase price to be used to repay the outstanding balance of the DGFS Loan.

         7.7 NEW BUSINESS. Directly or indirectly whether in its own name or through one or more subsidiaries (a) expand, acquire or enter into any business other than (i) the business of DGC and its subsidiaries of providing any type of insurance, related financial products or related business (such as auto club) and (ii) the Agency Subsidiaries providing or offering products and services not related to the insurance business (such as payday loans, consumer loans, personal communication equipment, tax filing services, money transfer services) provided that DGFS, DGC and the Agency Subsidiary will not, in the aggregate, invest more than Two Million Dollars ($2,000,000.00), either directly or as joint venturers, in such activities; (b) or enter into any management contract whereby the effective management or control of DGC or any of its subsidiaries is delegated to third parties, without the prior written consent of the Bank.

         7.8 CONSOLIDATION OR MERGER; ACQUISITION OF ASSETS. Enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the property or assets of any other Person, except as permitted by Section 7.5 hereof or except as permitted by Section 8.20 hereof; provided, however, that any such transaction or acquisition permitted by Section 7.5 or Section 8.20 shall only be permitted if such transaction (i) does not cause or result in an Event of Default and (ii) does not cause or result in an event which with notice, lapse of time or both may become an Event of Default hereunder.

         7.9 DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS. Declare or pay, or set apart any funds for the payment of, any dividends on any shares of capital stock of DGC or DGFS (except as hereinafter set out), or apply any funds, properties, or assets of DGC or DGFS to or set apart any funds properties or assets for, the purchase, redemption or other retirement of or make any other distribution (whether by reduction of capital or otherwise) in respect of, any shares of capital stock of DGC or DGFS (common or preferred), provided, however, that DGC shall be permitted to redeem shares of shareholders to the extent that the expenditures required by such redemption(s) do not result in a violation of any of the financial covenants set forth in this Loan Agreement or otherwise cause the occurrence of a default hereunder. Notwithstanding the foregoing, DGC and DGFS shall be permitted to pay dividends to the holders of the preferred stock held by SSM Venture Partners, L.P., Noro-Mosely Partners II, L.P., David F. Bellet and Eldon Capital, provided that no Event of Default nor any event which with notice, lapse of time or both may become an Event of Default hereunder shall have occurred and be continuing, and that such payment will not result in an Event of Default hereunder.

         7.10 [INTENTIONALLY DELETED.]

         7.11 [INTENTIONALLY DELETED.]

         7.12 [INTENTIONALLY DELETED.]

SECTION 8: EVENTS OF DEFAULT

         An "Event of Default" shall exist if any of the following shall occur:

         8.1 PAYMENT OF PRINCIPAL, INTEREST. If DGC defaults in the payment of principal or interest due on the Note on December 31, 2005; or DGC defaults for more than ten (10) days after the same shall be due, in the payment of principal or interest due at any other time on the Note or for more than ten (10) days after demand by the Bank in the payment of any fees due under this Loan Agreement; or DGC, DGFS or any Agency Subsidiary shall default beyond any cure period applicable thereto in the prompt payment when due of any other indebtednesses, liabilities, or obligations to the Bank, the DGC Banks and/or DGFS Banks, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent, including, but not limited to, the Prior DGC Loan and the DGFS Loan.

         8.2 PAYMENT OR PERFORMANCE OF OTHER OBLIGATIONS. DGC shall default, beyond any cure period applicable thereto, with respect to the Securities Purchase Agreement or DGC's preferred stock provisions adopted pursuant thereto; or DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer defaults, beyond any cure period applicable thereto, with respect to any other agreement if such default or the consequences thereof will or may, in the reasonable judgment of the Bank, have a material adverse effect on the business or operations of DGC (considered separately), or of the Affiliated Insurers (considered as a whole), or of DGC (considered separately), or of DGC and its subsidiaries on a consolidated basis, or of DGC, DGFS and Affiliated Insurers, as a whole; or DGC or DGFS defaults, beyond any cure period applicable thereto, with respect to any settlement with insurers for policies financed when due, or the payment or performance of any other obligation incurred in connection with any indebtedness for borrowed money, if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to cause such indebtedness to become due prior to its stated maturity; or DGC, DGFS, any Agency Subsidiary, or any Affiliated Insurer shall default in the payment or performance of any other duty, liability or obligation at any time owed to the Bank.

         8.3 REPRESENTATION OR WARRANTY. Any representation or warranty made by DGC or DGFS herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made.

         8.4 [INTENTIONALLY DELETED.]

         8.5 LIQUIDITY RATIO. If the Liquidity Ratio shall at any time be less than 1.0 to 1.0.

         8.6 [INTENTIONALLY DELETED.]

         8.7 [INTENTIONALLY DELETED.]

         8.8 RISK BASED CAPITAL. If NAIC Risk Based Capital (measured annually) of the Affiliated P&C Insurers on a consolidated basis, computed in accordance with standards adopted by NAIC, as amended from time to time, shall at any time be less than two hundred fifty percent (250%) of the "authorized control level" as defined under such standards.

         8.9 CAPITAL ADEQUACY RATIO. If the Affiliated P&C Insurers' Capital Adequacy Ratio exceeds 4.0 to 1.0 on a combined basis, as measured quarterly during the term hereof, beginning December 31, 2003.

         8.10 [INTENTIONALLY DELETED.]

         8.11 [INTENTIONALLY DELETED.]

         8.12 ALLOWABLE INVESTMENTS. If any Affiliated Insurer shall make any loans to, investments in, or purchase any stock, securities or evidence of indebtedness of, a Person other than Allowable Investments.

         8.13 REINSURER RATING. If as to any nonaffiliated Reinsurer to which an Affiliated Insurer cedes risk and policy liabilities by agreement, as of the date when an Affiliated Insurer enters into any such agreement, such Reinsurer shall fail to have an A.M. Best rating of:

                  (i) A- or better, or

                  (ii) B+ or better, provided that the aggregate risk to an Affiliated Insurer on account of such Reinsurer does not exceed ten percent (10%) of the pro rata share being reinsured. [EXAMPLE:
         Reinsurer buys a 25% participation from Affiliated Insurer; Affiliated Insurer's risk may not exceed 2.5% of Affiliated Insurer's total policy value.]

Failure to comply with the above rating requirement shall not be an Event of Default, however, if:

         (a) such Reinsurer having a noncomplying rating shall have furnished to an Affiliated Insurer an irrevocable letter of credit that is issued by a bank that meets the eligibility standards of the NAIC's Securities Valuation Office and that is in an amount, updated quarterly, not less than the sum of (i) the unearned premiums of such Reinsurer on policies ceded by an Affiliated Insurer, plus (ii) claims of Affiliated Insurers for losses due from such Reinsurer; or

         (b) an Affiliated Insurer retains funds in a funds withheld account equal to or greater than such sum.

         8.14 [INTENTIONALLY DELETED.]

         8.15 BANKRUPTCY, ETC. DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or if the Commissioner shall initiate or take action to place DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer in receivership, in rehabilitation or under the supervision of any court-appointed trustee or administrator; or if the Commissioner shall place DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer under any cease and desist order or other judicial or administrative decree which materially and adversely affects its business or operations; or DGC, DGFS, any Agency Subsidiary or any Affiliated Insurers by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or DGC, DGFS, any Agency Subsidiary or any Affiliated Insurer shall generally not pay its debts as such debts become due.

         8.16 COMPLIANCE WITH LAWS. If an Affiliated Insurer shall at any time fail in any material respect to comply with all insurance laws, rules and regulations of the states in which it operates or does business.

         8.17 CONCEALMENT OF PROPERTY, ETC. DGC, DGFS, or any Agency Subsidiary or any Affiliated Insurer shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within ninety (90) days from the date thereof.

         8.18 [INTENTIONALLY DELETED.]

         8.19 [INTENTIONALLY DELETED.]

         8.20 CHANGE IN OWNERSHIP. There shall occur any change in the ownership of the capital stock of DGC, DGFS or Affiliated Insurers, except for (a) changes in ownership of stock in DGC which, in the aggregate, for all such changes, do not exceed forty-nine percent (49%) of DGC's outstanding stock, (b) changes in ownership of stock in DGC resulting from conversion of shares of preferred stock in DGC into common stock of DGC or the transfer or assignment of such preferred stock, in the manner contemplated by the Securities Purchase Agreement, (c) changes in ownership of stock in DGC resulting from a public offering of the stock of DGC, or (d) changes in ownership of stock in any Agency Subsidiary or Affiliated Insurer, provided that the ultimate direct or indirect ownership remains with DGC.

         8.21 LOAN DOCUMENTS TERMINATED OR VOID. This Loan Agreement, the Note, the Guaranty Agreement or any instrument securing this Loan Agreement, the Note or the Guaranty Agreement shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; or DGC or DGFS shall deny that either of them has any or further liability, or shall seek to discontinue or terminate its obligations, under this Loan Agreement and the Note, or under the Guaranty Agreement, respectively.

         8.22 COVENANTS. DGC or DGFS defaults in the performance or observance of any other covenant, agreement or undertaking on its part to be performed or observed, contained herein, in the Security Agreement, the Pledge and Security Agreement, the Prior DGC Loan Agreement, the DGFS Loan Agreement, or in any other instrument or document which now or hereafter evidences or secures all or any part of the Loan indebtedness, the Prior DGC Loan indebtedness or the DGFS Loan indebtedness, and such failure or default shall continue for thirty (30) days after written notice by Bank to DGC of such failure or default.

         8.23 REMEDY. Upon the occurrence of any Event of Default, and after any notice and cure period applicable thereto, which has not been waived pursuant to
Section 9.1 hereof, the Bank shall, at its option, declare the entire principal balance of the Note, all accrued interest thereon and all other amounts due to the Bank under this Loan Agreement to be immediately due and payable for all purposes. The Bank may thereupon exercise all rights and remedies available to it under the Loan Documents or available at law or in equity. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, and after any notice and cure period applicable thereto, regardless of whether the maturity of the Loan shall have been accelerated, the Bank may give notice to Policyholders to pay any installments coming due under Premium Finance Agreements or Installment Arrangements to Bank, may collect any and all such installments, may exercise any right or power granted to DGFS or any Agency Subsidiary to cancel policies of insurance (including, but not limited to the power granted in the Premium Finance Agreements), may collect and file claims to collect unearned premiums from insurers and/or Insurance Guaranty Funds, whether acting in the name and on behalf of the Policyholders, DGFS, an Agency Subsidiary, or the Bank. Further, the Bank shall have the right to the appointment of a receiver to take possession of DGC's and DGFS's premises, properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Note or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Note, and interest thereon in the proportions described elsewhere in this Loan Agreement; and the Bank shall have the right to do the same without the appointment of a receiver. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION 9: MISCELLANEOUS

         9.1 ENTIRE AGREEMENT/AMENDMENTS. As of the Effective Date, this Loan Agreement supersedes and replaces any and all prior agreements and understandings relating to the subject matter hereof. The provisions of this Loan Agreement, the Note or any other Loan Documents may be amended, modified or waived only by an instrument in writing signed by the Bank.

         9.2 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered in person, or sent by nationally recognized overnight courier service, marked for next-day delivery, if to DGC, DGFS or the Agency Subsidiaries, to it at 1281 Murfreesboro Road, Nashville, Tennessee 37217; if to the Bank, to it at 165 Madison Avenue, Memphis, Tennessee 38103,
Attention: Metropolitan Division; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) Business Days after mailing, whichever is earlier; or (ii) if delivered, upon delivery; or (iii) if sent by overnight courier service, on the day scheduled for delivery.

         9.3 [INTENTIONALLY DELETED.]

         9.4 NO WAIVER, CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         9.5 INDEMNIFICATION. DGC and DGFS jointly and severally agree to indemnify Bank from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys' fees, growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from the Bank's negligence or misconduct and except for claims asserted by DGC and/or DGFS against the Bank. The indemnification provided for in this Section shall survive the payment in full of the Loan.

         9.6 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that DGC shall not have the right to assign its rights hereunder or any interest therein.

         9.7 LIENS; SETOFF BY BANK. DGC and DGFS hereby grant to the Bank a continuing lien, as security for the Note and all other indebtednesses of DGC and/or DGFS to the Bank, upon any and all of its moneys, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for DGC and/or DGFS, and also upon any and all deposits (general or special, matured or unmatured) and credits of DGC and DGFS against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, and after any notice and cure period applicable thereto, the Bank is hereby authorized at any time and from time to time, without prior notice to DGC or DGFS (but with prompt post set-off notice) to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtednesses of DGC and/or DGFS to the Bank.

         9.8 GOVERNING LAW. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except (a) that the provisions hereof which relate to the payment of interest shall be governed by
(i) the laws of the United States or, (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the Note, and (b) to the extent that the Liens in favor of the Bank, the perfection thereof, and the rights and remedies of the Bank with respect thereto, shall, under mandatory provisions of law, be governed by the laws of a state other than Tennessee.

         9.9 EXECUTION IN COUNTERPARTS. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Telecopies of executed documents will be deemed originals for the purpose of closing the Loan; provided that originals are promptly forwarded following the closing.

         9.10 TERMINOLOGY; SECTION HEADINGS. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

         9.11 ENFORCEABILITY OF AGREEMENT. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

         9.12 INTEREST LIMITATIONS. (a) The Loan and the Note evidencing the Loan, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the Loan is executed, (ii) permissible at the time the Loan is made or any advance thereunder is made, or (iii) permissible at the time of any renewal or extension of the Loan or the Note.

         (b) It is the intention of the Bank and DGC to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to DGC, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which the Bank may lawfully charge under applicable law from time to time in effect, DGC and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement among the Bank and DGC, that operates to bind, obligate, or compel DGC to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement among the Bank and DGC that is in conflict with the provisions of this paragraph.

         (c) The Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall DGC be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

         9.13 NON-CONTROL. In no event shall the existence of the Bank's rights hereunder be deemed to indicate that the Bank is in control of the business, management or properties of DGC or has power over the daily management functions and operating decisions made by DGC.

         9.14 FEES AND EXPENSES. DGC and DGFS jointly and severally agree to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, auditors, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank's employees and Bank's normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, and any other Loan Document, including, but not limited to, the fees and expenses of the auditors referred to in Section 6.7 hereof; provided, however, that DGC shall not be responsible for paying the costs of such audits more than once per year unless an Event of Default shall have occurred.

         9.15 TIME OF ESSENCE. Time is of the essence of this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

         9.16 COMPROMISES, RELEASES, ETC. DGC and DGFS hereby authorize the Bank from time to time, without notice to anyone, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan indebtedness, or of any contract or instrument evidencing any thereof, or of any security or collateral therefor, and/or to take any security for or other guaranties upon any of said indebtedness; and the liability of DGFS shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of the Bank to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefor. The Bank shall have the exclusive right to determine how, when, and what application of payments and credits, if any, shall be made on the Loan and extensions of credit or any part thereof, and shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against DGC, or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever. It is expressly agreed that the Bank may at any time make demand for payment on, or bring suit against, DGC and/or DGFS, jointly or severally, (without the necessity of joining all such parties), and may compound with either DGC or DGFS for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived, release DGFS or DGC from all further liability to it, without thereby impairing its rights in any respect to demand, sue for, and collect the balance of the indebtedness from any other party not so released.

         9.17 JOINDER OF GUARANTOR. DGFS joins herein for the purpose of acknowledging and consenting to the terms and provisions hereof (and especially the provisions of Section 9.16), and does further absolutely and unconditionally guarantee the payment and performance of each and every obligation and undertaking of DGC hereunder.

         9.18 VENUE OF ACTIONS. (a) As an integral part of the consideration for the making of the Loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower, by any Guarantor, or by any successor, personal representative or assignee of any of them, with respect to the Loan contemplated hereby, or with respect to this Loan Agreement or any other Loan Document, other than in a state court of competent jurisdiction in and for Shelby County, Tennessee, Davidson County, Tennessee, or in the United States District Court for the Western District or Middle District of Tennessee, and not elsewhere, and, to the extent permitted by applicable law, Borrower and Guarantors hereby agree and consent that any action or proceeding may be brought by the Bank in such courts and waive any objections that they may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. Further, Borrower and Guarantors agree that service of process in any action or proceeding described in this Section 9.18 or otherwise brought in connection with the Loan may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 hereof or at such other address of which the Bank shall have been notified pursuant thereto and to Wyatt, Tarrant & Combs, LLP, 2525 End Avenue, Suite 1500, Nashville, Tennessee 37203, Attention: Tony Saunders. Borrower and Guarantors also agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law. Nothing in this paragraph contained shall prohibit the Bank from instituting suit in any court of competent jurisdiction (where Borrower and/or any Guarantor is doing business or is qualified to do business) for the enforcement of their rights hereunder or in any other Loan Document.

         (b) To the maximum extent not prohibited by law, each party to this Agreement hereby waives any right which it may have to claim or recover consequential damages in any legal action or proceeding with respect to, or in any way arising out of, the Loan or this Loan Agreement, or any other legal action or proceeding referred to in this Section 9.18.

         9.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         9.20 CONFLICT. In the event of any conflict between the provisions hereof and the provisions of the Security Agreement or the Pledge and Security Agreement, during the continuance of this Agreement the provisions of this Agreement shall control.

         9.21 ACKNOWLEDGMENTS. The Borrower and each Guarantor hereby acknowledge that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement and the other Loan Documents;

                  (b) the Bank has no fiduciary relationship with, or fiduciary duty to, the Borrower or any Guarantor arising out of or in connection with the Loan, this Loan Agreement or any of the other Loan Documents, and the relationship between the Bank, on the one hand, and the Borrower and the Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower and the Guarantor and the Bank.

         9.22 MODIFICATION OF LOAN DOCUMENTS TO REFLECT JUNIOR FACILITY. Banks will in good faith facilitate the modification of the Loan Documents to evidence the terms of the Junior Facility.


                        [SEPARATE SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, DGC, DGFS, and the Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                       BORROWER:

                                       DIRECT GENERAL CORPORATION

                                       By: /s/ William J. Harter
                                          --------------------------------------
                                       Title: Senior Vice President
                                             -----------------------------------


                                       GUARANTOR:

                                       DIRECT GENERAL FINANCIAL SERVICES, INC.

                                       By: /s/ William J. Harter
                                          --------------------------------------
                                       Title: Senior Vice President
                                             -----------------------------------


                                       BANK:

                                       FIRST TENNESSEE BANK NATIONAL ASSOCIATION

                                       By: /s/ Sam Jenkins
                                          --------------------------------------
                                       Title: Senior Vice President
                                             -----------------------------------